                                   EXHIBIT 2.1
                         SYNTEX ASSET PURCHASE AGREEMENT


     THIS SYNTEX ASSET PURCHASE AGREEMENT (this "Agreement") is made and entered into on March 27, 1997 (the "Effective Date") by and between Syntex (U.S.A.) Inc., a Delaware corporation with offices at 3401 Hillview Avenue, Palo Alto, California 94304 ("Seller") and Dura Pharmaceuticals, Inc., a California corporation with offices at 5880 Pacific Center Blvd., San Diego, California ("Buyer")

     This Agreement sets forth the terms and conditions upon which Buyer is purchasing from Seller and Seller is selling to Buyer the Assets (as hereinafter defined).

     NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

1.   DEFINITIONS

     1.1 "Active Ingredient" means the pharmaceutical compound known by the chemical name FLUNISOLIDE HEMIHYDRATE (6-alpha-fluoro-11-beta, 16-alpha, 17, 21- tetrahydroxypregna-1, 4-diene-3, 20-dione, cyclic 16, 17-acetyl with acetone, hemihydrate).

     1.2 "Affiliate" of a party means any corporation or other business entity controlled by, controlling or under common control with, such party. For this purpose "control" shall mean direct or indirect beneficial ownership of more than fifty percent (50%) of the voting securities of or income interest in such corporation or other business entity; provided, however, that Genentech, Inc., with offices located at 460 Point San Bruno Boulevard, South San Francisco, California, 94080, shall not be considered an Affiliate of Seller.

     1.3   "Assets" has the meaning ascribed to such term in Article 2.

     1.4   "Assigned Agreements" has the meaning ascribed to such term in
Section 2.5.

     1.5   "Buyer Indemnifiable Claims" has the meaning ascribed to such term in
Section 12.1.

     1.6 "Buyer Labeling" means the printed labels, labeling and packaging materials, including printed carton, container label and package inserts, used by Buyer and bearing Buyer's name for each Product.

     1.7 "Canadian Facility" means the Patheon manufacturing facility located in Mississauga, Ontario.

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                                      - 2 -


     1.8 "cGMP's" means the then-current Good Manufacturing Practices applicable to the manufacture of pharmaceutical products for human use in the United States in accordance with FDA regulations.

     1.9   "Closing" has the meaning ascribed to such term in Section 10.1.

     1.10  "Closing Date" has the meaning ascribed to such term in Section 10.1.

     1.11  "Closing Time" means 12:01 a.m. on the date of Closing.

     1.12  "Confidentiality Agreement" has the meaning ascribed to such term in
Section 8.12.

     1.13  "Copyrights" has the meaning ascribed to such term in Section 2.1.

     1.14  "Damages" has the meaning ascribed to such term in Section 12.1.1.

     1.15  "Data Bank Documents" has the meaning ascribed to such term in
Section 2.7.

     1.16 "Disclosure Schedule" means the disclosure schedule delivered prior to the Effective Date to Buyer by Seller or to Seller by Buyer in connection with this Agreement. The sections of the Disclosure Schedule correspond to the sections of this Agreement, but information disclosed in any section of the Disclosure Schedule shall be deemed to be disclosed as to all relevant sections of this Agreement, except as otherwise specifically provided herein.

     1.17  "DOJ" means the United States Department of Justice.

     1.18  "Effective Date" means  the execution date of this Agreement.

     1.19  "FDA" means the United States Food and Drug Administration.

     1.20  "FTC" means the United States Federal Trade Commission.

     1.21 "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

     1.22 "Indemnified Party" has the meaning ascribed to such term in Section 12.3.

     1.23 "Indemnifying Party" has the meaning ascribed to such term in Section 12.3.

     1.24  "Initial Purchase Price" has the meaning ascribed to such term in
Article 3.

     1.25 "Intellectual Property" means the Know-How, the Trademarks, and the Copyrights.

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                                      - 3 -


     1.26  "Inventory" has the meaning ascribed to such term in Section 2.4.

     1.27  "Inventory Statement" has the meaning ascribed to such term in
Section 9.3.1.

     1.28  "Know-How" has the meaning ascribed to such term in Section 2.4.

     1.29 "Law" means any federal, state, foreign, local or other law, ordinance, rule, regulation, or governmental requirement or restriction of any kind, and any rules, regulations, and orders promulgated thereunder.

     1.30 "Material Adverse Effect" means a material adverse effect on the Assets, taken as a whole.

     1.31 "NDA" means a New Drug Application, as such term is defined by the FDA.

     1.32  "Oread" means Oread, Inc., a Kansas corporation.

     1.33 "Patent Rights" means any patents or patent applications and any and all divisions, continuations, continuations-in-part, reexaminations, reissues, extensions, pending or granted supplementary protection, certificates, substitutions, confirmations, registrations, revalidations, revisions, additions and the like, of or to said patents and patent applications.

     1.34 "Patheon Agreement" means the Manufacturing and Supply Agreement entered into on January 31, 1997 between Patheon and Hoffmann-La Roche Inc. concerning the Products.

     1.35 "Products" means the finished pharmaceutical products set forth in the Registrations.

     1.36  "Registrations" has the meaning ascribed to such term in Section 2.2

     1.37  "Schedule" means a schedule included as part of the Disclosure
Schedule.

     1.38 "Seller Indemnifiable Claims" has the meaning ascribed to such term in Section 12.2.

     1.39 "Seller Labeling" means the printed labels, labeling and packaging materials, including printed carton, container label and package inserts, currently used by Seller or its Affiliates for each Product.

     1.40 "SPIL Asset Purchase Agreement" means the agreement between Buyer and Syntex Pharmaceuticals International Limited, Hamilton, Bermuda ("SPIL") for the sale of certain assets.

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                                      - 4 -


     1.41 "SPIL Supply Agreement" means the agreement between Buyer and Syntex Pharmaceuticals International Limited, Hamilton, Bermuda, ("SPIL") for supply of the Active Ingredient.

     1.42 "Syntex Process" means, for each Product, the manufacturing process approved in the NDA for such Product.

     1.43 "Syntex Supply Agreement" means the Supply Agreement entered into on the Effective Date between Syntex and Buyer concerning the supply of Nasalide.

     1.44 "Territory" means the United States of America, and its possessions, including the Commonwealth of Puerto Rico and the United States Virgin Islands.

     1.45  "Trademarks" has the meaning ascribed to such term in Section 2.1.

     1.46  "Transition Services Agreement" means the agreement referred to in
Section 8.4.

2.   ASSETS BEING SOLD

     Subject to the terms and conditions of this Agreement, at Closing, Seller shall sell, transfer, assign, convey and deliver to Buyer, its successors and assigns forever, all of the right, title, and interest of Seller in and to the assets listed below in the Territory (collectively, the "Assets") and Buyer shall assume all of the right, title, and interest of Seller in and to the Assets and, all of the liabilities, obligations and responsibilities associated therewith. Except as expressly stated herein, Seller does not intend to convey and Buyer does not intend to purchase the right, title and interest of Seller in and to any assets not listed in this Article 2 or which may be outside of the Territory, or the obligations and responsibilities associated therewith.

     2.1   TRADEMARKS.   The trademark/service mark registrations and
applications that are set forth on Schedule 2.1 and the goodwill symbolized by such trademarks/service marks (the "Trademarks") , and any copyrights and any unregistered trade dress that are owned by Seller which are associated solely with the Products and used by Seller solely on or in association with such Products (the "Copyrights"). "Trademarks" shall not include any trademark/service marks outside of the Territory that are the same as or similar to the Trademarks or the right to register any such trademarks-service marks. Neither "Trademarks" nor "Copyrights" shall include copyrights, service marks and trade dress used outside the Territory or that are primarily associated with the divisions, companies or corporate entities of either Seller or Hoffmann-La Roche Inc., or their distributors or Affiliates.

     2.2 REGISTRATIONS. The NDAs that are set forth on Schedule 2.2 and the regulatory files relating thereto (the "Registrations"); provided that Seller shall retain the right to use information that is contained in the Registration
(a) related to the Active Ingredient, and to transfer such information to buyers of the Active Ingredient inside and outside the Territory,

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                                      - 5 -


and (b) related to the Products, to use such information solely related to the Products outside the Territory.

     2.3   MANUFACTURING TECHNOLOGY AND KNOW-HOW.

           2.3.1. The manufacturing technology and know-how that is exclusively used in manufacturing the Products, including but not limited to the Syntex Processes, specifications and test methods for Products, raw material, packaging, stability and other applicable specifications , manufacturing and packaging instructions, master formula, validation reports (process, analytical methods and cleaning) to the extent available, stability data, analytical methods, records of complaints, annual product reviews to the extent available, and other master documents necessary for the manufacture, control, and release of the Products as conducted by, or on behalf of Seller (the "Know-How"); provided that Seller shall retain all rights to such information that is contained in the Know-How related to the Active Ingredient and to transfer such information to buyers of the Active Ingredient inside and outside the Territory, and all rights to such information contained in the Know-How for manufacture, sale and distribution of the Products outside the Territory, subject to the terms and conditions of the SPIL Supply Agreement.

           2.3.2 A non-exclusive, perpetual, paid-up, irrevocable and royalty-free license, with the right to sublicense, to use any manufacturing technology and know-how that are necessary or used in manufacturing any Product (but not exclusively used therein) with such license being restricted to use for purposes of manufacturing, using or selling Products only in the Territory. In no event shall "Know-How" include any manufacturing technology and know-how relating to the manufacture, use or sale of the Active Ingredient or any manufacturing technology and know-how owned by Patheon or Oread, nor is the use of any such manufacturing technology and know-how being licensed to Buyer hereunder.

     2.4   INVENTORY.

           2.4.1 The inventory consisting of the Products (or Active Ingredient) that are owned by Seller and that have been approved by the Parties as meeting specifications and otherwise saleable in the ordinary and normal course of business as of Closing, the quantity and the location of which shall be agreed upon by the parties prior to Closing. "Inventory" shall be as described in Schedule 2.4.1 and shall not include Products that have been shipped from the plant or a warehouse directly to distributors, wholesalers, or customers prior to Closing. Subject to Article 3, Inventory shall be shipped FOB Seller's location to a destination designated by Buyer in writing on or before Closing, but except for such Inventory included within the Initial Purchase Price, such shipment shall not occur prior to Seller's receipt of payment therefor.

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                                      - 6 -

     2.5   ASSIGNED AGREEMENTS .

           2.5.1 TRADEMARK AGREEMENTS. All of the Seller's rights, and all liabilities, obligations and responsibilities associated therewith, under those agreements set forth on Schedule 2.5.1 but only to the extent such agreements relate to the Trademarks.

           2.5.2   PATHEON AGREEMENT.   All of the Seller's rights, and all
liabilities, obligations and responsibilities associated therewith under such agreement, but only to the extent such rights, liabilities, obligations and responsibilities relate to the Products, as set forth in the Assignment and Amendment of Manufacturing and Supply Agreement between Buyer, Seller and Patheon Inc.

     2.6 MANUFACTURING INFORMATION. Accurate and complete copies of Seller's Manufacturing Worksheets and copies of Seller's Manufacturing Quality Assurance Notebooks to the extent available, as well as relevant packaging information.

     2.7 DATA BANK DOCUMENTS. The right to obtain copies of and reference the animal toxicology, animal mutagenicity, human clinical study and final reports, and drug monograph/investigator brochures, listed on Schedule 2.7 (the "Data Bank Documents").


     2.8 WORLDWIDE SAFETY REPORTS. A hard copy of Seller's Worldwide Safety Reports with respect to Products, but Buyer shall have all responsibility and shall pay all costs associated with converting such Worldwide Safety Reports into the format from which Buyer can access that information.

     2.9 MARKETING INFORMATION. Copies of current and past advertising and promotional materials, to the extent that they relate exclusively to the Products, with the understanding that Buyer will reformat same to substitute its name for that of Roche or Syntex as the case may be.


3.   PURCHASE PRICE

     3.1 INITIAL PURCHASE PRICE. Subject to the terms and conditions of this Agreement, in reliance on the representations, warranties, covenants and agreements of the Seller contained herein, and in consideration of the sale, conveyance, assignment, transfer and delivery of the Assets provided for in
Article 2 hereof, Buyer will deliver at Closing the Initial Purchase Price, consisting of fifty million United States dollars (US $50,000,000.00) payable to Seller by bank wire transfer to Seller at such banking institution designated not less than five (5) days prior to Closing by Seller. Included in the Initial Purchase Price is such quantities of Inventory as Buyer and Seller shall agree in writing no later than Closing to enable Buyer to fill customer orders as of the Closing Date, and for ninety (90) days thereafter ("Closing Inventory").

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                                      - 7 -



     3.2 ADDITIONAL PAYMENTS. Subject to the provisions of Section 3.3, Buyer shall pay the following amounts to Seller, on the scheduled due dates set forth below by Federal Reserve electronic wire transfer in immediately available funds to an account designated by Seller:

                  Amount                               Due Date
                  ------                               --------
     Five Million Dollars ($5,000,000.00)          December 31, 1997
     Five Million Dollars ($5,000,000.00)          June 30, 1998
     Five Million Dollars ($5,000,000.00)          December 31, 1998


     3.3 AVAILABILITY OF COMPETITIVE PRODUCT. Buyer shall not be required to make any of the scheduled payments to Seller as set forth in Section 3.2 above, if, at any time preceding the date on which a particular payment becomes due and payable, a third party has both received approval from the FDA for marketing of a nasal formulation of flunisolide, and has launched the Product for sale, meaning that orders are being accepted and shipped.

     3.4 ADDITIONAL INVENTORY. Any additional Inventory beyond the Closing Inventory shall be purchased by Buyer from Seller at Seller's cost.


4.   REPRESENTATIONS AND WARRANTIES OF SELLER

     Except as set forth on the Disclosure Schedule attached hereto as Schedule 4, Seller hereby represents and warrants to the Buyer as follows:

     4.1 ORGANIZATION. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to consummate the transactions contemplated hereby.

     4.2 AUTHORITY. The execution and delivery of this Agreement, the SPIL Asset Purchase Agreement, the SPIL Supply Agreement the Syntex Supply Agreement and the Transition Services Agreement (collectively, the "Transaction Agreements") by Seller or Seller's Affiliates and the consummation and performance of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate and other proceedings, and each of the Transaction Agreements has been duly authorized, executed, and delivered by Seller or Seller's Affiliates and, assuming the enforceability against Buyer, constitutes the legal, valid and binding obligation of Seller or Seller's Affiliates, enforceable in accordance with its terms, except as enforcement thereof may be limited by general principles of equity and the effect of applicable bankruptcy, insolvency, moratorium and other similar laws of general application relating to or affecting creditors' rights generally, including, without limitation, the effect of statutory or other laws regarding fraudulent conveyances and preferential transfers.

     4.3 TITLE TO ASSETS. Seller has good and marketable title to all the Assets and will convey good and marketable title at Closing, free and clear of any and all liens, encumbrances,

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                                      - 8 -


charges, claims, restrictions, pledges, security interests, or impositions of any kind (including those of secured parties). None of the Assets is leased, rented, licensed, or otherwise not owned by Seller.


     4.4 NO VIOLATION OR CONFLICT. The execution and delivery of the Transaction Agreements by Seller or Seller's Affiliates and the performance of the Transaction Agreements (and the transactions contemplated herein) by Seller or its Affiliates (a) will not conflict with, violate or constitute or result in a default under any Law, judgment, order, decree, the certificate of incorporation or bylaws of Seller, or any material contract or agreement to which Seller is a party or by which Seller is bound, except for any conflicts, violations or defaults that are not, singly or in the aggregate, material to Seller's ability to consummate the transactions contemplated hereby, and (b) will not result in the creation or imposition of any lien, charge, mortgage, claim, pledge, security interest, restriction or encumbrance of any kind on, or liability with respect to, the Assets except as otherwise provided herein or otherwise disclosed on the Disclosure Schedule.

     4.5 REGISTRATIONS. The Registrations are the only registrations currently required by the FDA to sell and market the Products in the Territory. All registrations listed on Schedule 2.2 are valid and held by Seller.

     4.6 INTELLECTUAL PROPERTY . Seller has not granted to a third party any license, interest or other right in respect of the Intellectual Property which does or which will, subsequent to the Closing, permit anyone other than Buyer (or Seller to the extent provided herein) to use any of the Intellectual Property in the Territory. Seller is unaware of any third party intellectual property which would be infringed by the sale of the Products manufactured using the Know-How in the Territory. Seller is unaware of any of the Intellectual Property which is being presently infringed by a third party in the Territory. Seller is unaware of any reason to believe that the Intellectual Property is invalid or unenforceable. In conjunction with U.S. Patents No. 4,782,047 and No. 4,983,595, being transferred contemporaneously by separate Agreements between Syntex Pharmaceuticals International Limited and Buyer, the Intellectual Property contains all the technology, patents, know-how, trade secrets, and other intellectual property owned by Syntex or its Affiliates necessary to manufacture Products from the Active Ingredient and sell the Products in the Territory according to the Registrations.

     4.7 INVENTORY. As of Closing, the Inventory shall meet the specifications therefor as set forth in the manufacturing documentation and Registrations. The Inventory will be in good condition, properly stored and usable and salable in the ordinary course of business.

     4.8 TAXES. As of Closing, there will be no liens for taxes upon the Assets except for liens for current taxes not yet due and payable.

     4.9   ABSENCE OF CERTAIN CHANGES.

           4.9.1 Except as set forth in this Agreement, since the December 1996 Memorandum of Sale, there has not been any (i) material adverse change in the Assets, (ii)

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                                      - 9 -


damage, destruction or loss with respect to the Assets which has or may have a Material Adverse Effect, or (iii) material transaction or commitment outside the ordinary course of business with respect to the Assets.

           4.9.2 As of the Closing Date and except as otherwise disclosed on the Disclosure Schedule or in the December 1996 Memorandum of Sale, Seller is not aware of any facts, circumstances, or proposed or contemplated events that would have a Material Adverse Effect after Closing.


     4.10 VIOLATIONS OF LAW. The use of the Assets (i) does not violate or conflict with any Law, any decree, judgment, order, or similar restriction in the Territory in any material respect, and (ii) to the best of Seller's knowledge, has not been the subject of an investigation or inquiry by any governmental agency or authority regarding violations or alleged violations, or found by any such agency or authority to be in violation, of any Law, other than investigations, inquiries or findings that have not had, or are not reasonably likely to have, a Material Adverse Effect.

     4.11 RESTRICTIONS. Except as listed or described on Schedule and except for consents the failure of which to obtain would not have a Material Adverse Effect, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental agency is required to be obtained or made by or with respect to Seller in connection with the execution and delivery of this Agreement by Seller or the consummation by it of the transactions contemplated hereby to be consummated by it, except for the filing of a pre-merger notification report under the HSR Act.

           Nothing in this Agreement is intended to restrict Buyer pursuing at its own expense the necessary regulatory approvals to market the Products in the over-the-counter market in the Territory. Seller disclaims any warranty on the availability or likelihood of achieving such regulatory approvals.

     4.12 LITIGATION. The Assets are not the subject of (i) any outstanding judgment, order, writ, injunction or decree of, or settlement agreement with, any person, corporation, business entity, court, arbitrator or administrative or governmental authority or agency, limiting, restricting or affecting the Assets in a way that would have a Material Adverse Effect, or (ii) to the best of Seller's knowledge, any pending or threatened claim, suit, proceeding, charge, inquiry, investigation or action of any kind, and (iii) any court suits filed with respect to the Products since January 1, 1992. To the best of Seller's knowledge, there are no claims, actions, suits, proceedings or investigations pending or threatened by or against Seller with respect to the transactions contemplated hereby, at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, agency, instrumentality or authority.

     4.13 DISCLOSURE. To the best of Seller's knowledge, Seller has made available to or furnished to Buyer complete and accurate copies or originals of all information requested in writing by Buyer that Seller has been able to locate after conducting a diligent search except

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                                     - 10 -


for information that is (i) prohibited to be disclosed by contract or Law, (ii) not available to Seller, or (iii) of such sensitivity under customary business practices that Seller has informed Buyer that it will not disclose such information to Buyer until Closing. No disclosure (including the Schedules attached hereto) contained in this Asset Purchase Agreement, and no disclosure furnished or to be furnished by Seller to Buyer pursuant to this Asset Purchase Agreement contains or will contain at Closing any untrue statement of a material fact or omits or will omit at Closing to state any item or a material fact necessary in order to make the statements herein contained not misleading.

     4.14 LIMITATION OF WARRANTY AND DISCLAIMERS. Seller will not and does not warrant that owners of products that are substantially similar to or identical with the Products will not attempt to register and sell such products in the Territory. Seller makes no representation or warranty as to the prospects, financial or otherwise, of marketing the Products in the Territory. EXCEPT AS OTHERWISE SET FORTH IN THIS AGREEMENT OR ANY OTHER TRANSACTION AGREEMENT: (A) SELLER MAKES NO WARRANTY OF MERCHANTABILITY OF ANY OF THE ASSETS OR OF THE FITNESS OF ANY OF THE ASSETS FOR ANY PURPOSE, AND (B) THE ASSETS ARE TO BE SOLD PURSUANT TO THIS AGREEMENT IN AN "AS IS" CONDITION.

     4.15 NO OTHER FORMS OF NASAL FLUNISOLIDE. Neither Seller nor any of Seller's Affiliates has any rights in the Territory to any form of flunisolide formulated for nasal administration other than the Products.


5.   REPRESENTATIONS AND WARRANTIES OF BUYER

     Except as set forth on the Disclosure Schedule attached hereto as Schedule 5, Buyer hereby represents and warrants to Seller as follows:

     5.1 ORGANIZATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of California, with full corporate power and authority to consummate the transactions contemplated hereby.

     5.2 AUTHORITY. The execution and delivery of this Agreement by Buyer, and the consummation and performance of the transactions contemplated hereby, have been duly and validly authorized by all necessary corporate and other proceedings, and this Agreement has been duly authorized, executed, and delivered by Buyer and, assuming the enforceability against Seller, constitutes the legal, valid and binding obligation of Buyer, enforceable in accordance with its terms, except as enforcement thereof may be limited by general principles of equity and the effect of applicable bankruptcy, insolvency, moratorium and other similar laws of general application relating to or affecting creditors' rights generally, including, without limitation, the effect of statutory or other laws regarding fraudulent conveyances and preferential transfers.

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                                     - 11 -


     5.3 BINDING EFFECT. Each of the Transaction Agreements will, when delivered at the Closing, have been duly authorized, executed and delivered by Buyer and, assuming the enforceability against Seller, constitute the legal, valid and binding obligation of Buyer, enforceable in accordance with their respective terms, except as enforcement thereof may be limited by general principles of equity and the effect of applicable bankruptcy, insolvency, moratorium and other similar laws of general application relating to or affecting creditors' rights generally, including, without limitation, the effect of statutory or other laws regarding fraudulent conveyances and preferential transfers.

     5.4 NO VIOLATION OR CONFLICT. The execution and delivery of the Transaction Agreements by Buyer and the performance of the Transaction Agreements (and the transactions contemplated herein) by Buyer do not and will not conflict with, violate or constitute or result in a default under any Law, judgment, order, decree, the articles of incorporation or bylaws of Buyer, or any material contract or agreement to which Buyer is a party or by which Buyer is bound.

     5.5 NO GOVERNMENT RESTRICTIONS. Except for consents the failure of which to obtain would not have a Material Adverse Effect, no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental agency is required to be obtained or made by or with respect to Buyer in connection with the execution and delivery of this Agreement by Buyer or the consummation by it of the transactions contemplated hereby to be consummated by it, except for the filing of a pre-merger notification report under the HSR Act.

     5.6 LITIGATION. There are no claims, actions, suits, proceedings or investigations pending or threatened by or against Buyer with respect to the transactions contemplated hereby, at law or in equity or before or by any federal, state, municipal or other governmental department, commission, board, agency, instrumentality or authority.

     5.7 FINANCING. Buyer will have funds sufficient to pay the Initial Purchase Price on the Closing Date, and the Additional Payments pursuant to Subsection 3.2.


6.   SELLER'S COVENANTS

     6.1 USE OF ASSETS. Seller agrees that from the Effective Date until the Closing Date that, except as specifically disclosed in Schedule 6.1 as of the Effective Date or unless otherwise consented to by Buyer in writing, Seller shall:

           6.1.1 maintain the Assets in good status and condition normal wear and tear excepted and not sell or dispose of any Assets except sales of Products in the ordinary course of business;

           6.1.2 not make or institute any unusual or novel methods of purchase, sale, management, operation, or other business practice with regard to the Assets;

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                                     - 12 -


           6.1.3 not enter into any material contract or commitment, engage in any transaction, extend credit or incur any obligation with respect to the Assets, outside of the ordinary course of business;

           6.1.4 not engage in any special pricing, rebate, allowance, promotional or marketing programs inconsistent with past practices or for the purpose of maintaining customer inventory levels of Product in excess of those levels maintained in the past; and

           6.1.5 promptly inform Buyer of any change in the Assets that could have a Material Adverse Effect.

           6.1.6 not act or omit to take any act which will cause a material breach of any agreement impacting the Assets which would have a Material Adverse Effect.

           6.1.7 maintain insurance covering the Assets in such amounts and of such kinds as are comparable to that in effect on the date of this Agreement, if any;

           6.1.8 shall not incur any indebtedness or liability which will or likely would create a lien or other encumbrance against any of the Assets;

     6.2 COMPLIANCE WITH LAWS. Except as otherwise disclosed on the Disclosure Schedule, Seller shall comply or begin to remedy such non-compliance upon notification thereof in all material respects with all Laws and orders of any court or federal, state, local or other governmental entity applicable to the Assets except where such non-compliance will not have a Material Adverse Effect.

     6.3 DISCLOSURE SUPPLEMENTS. From time to time prior to the Closing Date, Seller will promptly inform Buyer, in writing, with respect to any matter that may arise hereafter and that, if existing or occurring prior to the Closing Date, would have been required to be set forth or described herein or in the Disclosure Schedule. Buyer shall have a period of two (2) business days after receipt of such Disclosure Supplement, as the case may be, to notify Seller of its intention not to proceed with the proposed transaction. Buyer may only so notify Seller if, in its reasonable good faith opinion, (i) the impact of the Disclosure Supplement so materially and adversely affects the financial, business or economic assumptions underlying the transactions contemplated hereby that it would be inadvisable to proceed to Closing, and (ii) that the value of the Assets being transferred had been diminished by fifty (50%) percent or more between the Effective Date and Closing.

     6.4 ACCESS. From and after the date hereof and up to Closing (except as otherwise provided herein), Buyer and its authorized agents, officers, and representatives shall have access to the Assets during normal business hours upon reasonable prior notice and at a time and manner mutually agreed upon between Buyer and Seller in order to conduct such examination and investigation of the Assets as is reasonably necessary, provided that such examinations shall not unreasonably interfere with Seller's operations and activities.

     6.5 FURTHER ASSURANCES. Seller shall use all reasonable efforts to implement the provisions of this Agreement, and for such purpose Seller, at the request of Buyer, at or after Closing, will, without further consideration, execute and deliver, or cause to be executed and delivered, to Buyer such contract assignments, bills of sale, consents and other instruments in addition to those required by this Agreement, in form and substance reasonably satisfactory to Buyer, as Buyer may reasonably deem necessary or desirable to implement any provision of this Agreement.

     6.6   TECHNICAL ASSISTANCE.  Following the Closing, and for a period of six
(6) months thereafter and within the constraints discussed in Section 8.1 below, Seller shall use reasonable efforts as provided in Article 8.1 to provide all technical assistance to Patheon and Oread necessary to allow Patheon and Oread to fully perform under the Patheon Agreement and the Syntex Supply Agreement, respectively. In addition, Seller shall notify the FDA promptly following the Effective Date of the previous transfer by Seller to Oread and Patheon of manufacturing responsibilities with respect to the Products, and shall provide copies of necessary site registrations, update the NDA's and drug listings, and obtain approvals to such transfer, if required by FDA.

     6.7 SAMPLE CONTRIBUTION. In support of Buyer's efforts in commercially launching the Products, Seller shall contribute, at no cost to Buyer 2.4 million units of Nasarel samples. The parties will agree in writing before Closing on a schedule to produce those samples in excess of the number available at Closing, such that Seller contributes 2.4 million units in total.


7.   BUYER'S COVENANTS

     7.1 BUYER LABELING. Following Closing, Buyer shall at its own expense and as expeditiously as possible use all reasonable efforts to notify FDA of the transfer and to obtain such FDA approvals necessary for Buyer Labeling for each Product.

     7.2 FURTHER ASSURANCES. Buyer shall use all reasonable efforts to implement the provisions of this Agreement, and for such purpose Buyer, at the request of Seller, at or after Closing, will, without further consideration, execute and deliver, or cause to be executed and delivered, to Seller such consents and other instruments in addition to those required by this Agreement, in form and substance reasonably satisfactory to Seller, as Seller may reasonably deem necessary or desirable to implement any provision of this Agreement.

     7.3 TAXES. Buyer covenants and agrees to pay on a timely basis all federal, state and local sales, transfer and use taxes and customs duties with respect to the sale and purchase of the Assets, and Buyer covenants to reimburse Seller for any such taxes and duties for which Seller is liable for payment within twenty (20) business days of receiving notice from Seller of such payment.

     7.4 OPERATIONAL CHANGES. Buyer shall not engage in any special pricing, rebate allowance, promotional or marketing program or activities, special returns policy or special restocking program that would impact the normal course or level of expected returns with respect to Products sold prior to Closing.


8.   COVENANTS BY BUYER AND SELLER

     8.1 TECHNOLOGY TRANSFER. Buyer and Seller shall work together to commence transfer of the Know-How to Buyer promptly after Closing. Buyer acknowledges that the site for the manufacture of the Products in Canada has been sold to Patheon in early 1997. Buyer also acknowledges that the site for the manufacture of Products in the U.S. has been leased or sold to Oread, and in both cases, most employees with technical know-how specific to the Product have been terminated by Seller and/or hired by either Patheon or Oread. Within the constraints of having limited technical expertise in-house, Seller or its Affiliates shall use reasonable efforts to assist Patheon and Oread in resolving problems relating to the manufacture of the Products for a period of six (6) months following Closing. Seller shall have no obligation to provide manufacturing support for any Product if Buyer elects to use a process that is materially different from a Syntex Process.

     8.2 MANUFACTURING AGREEMENTS. Buyer shall on or before Closing enter into the Syntex Supply Agreement and consent to the assignment of the Patheon Agreement.

     8.3 TRANSITION SERVICES. Buyer and Seller, or their respective Affiliates shall at Closing enter into a Transition Services Agreement, attached as Exhibit D.

     8.4 SUPPLY AGREEMENT. On or before Closing, Buyer, utilizing the good offices of Seller, shall enter into the SPIL Supply Agreement for the supply of Active Ingredient with Syntex Pharmaceuticals International Limited ("SPIL") in the form attached as Exhibit E.

     8.5 LABELING. In accordance with Section 7.1, Buyer is responsible for having Buyer Labeling submitted to the FDA as soon as possible following Closing. Buyer may use the Seller Labeling on the Inventory until such Inventory is exhausted. In addition, Buyer may use the Seller Labeling on each Product manufactured by Seller or its Affiliates for Buyer until the earlier of the date (i) the FDA approves the Buyer Labeling for use on such Product and Buyer, using all reasonable efforts, has obtained sufficient supplies of materials with such Labeling for use on such Product, or (ii) six (6) months following Closing, provided, however, if at the end of such six (6) month period the FDA has not yet approved the Buyer Labeling, then such six (6) month period shall be extended for a period of time to be mutually agreed by the parties reasonably required to obtain such approval, but in no event greater than an additional six (6) months.

     8.6 USE OF SELLER TRADEMARKS. Other than the use of the Seller Labeling as set forth in Section 8.5, or with respect to the Trademarks, Buyer shall not have the right to use any trademarks, tradenames, or logos of Seller without Seller's consent, and any such use must be approved by Seller in advance.

     8.7 CUSTOMERS. All contracts governing the Products with customers of Seller or Seller's Affiliates shall be terminated as to the Products upon expiration of the applicable notice period, and customers shall be notified of that termination upon Closing. Seller shall provide updated information to assist Buyer in quantifying the impact of these terminations, provided, however, no pricing information will be exchanged. Seller shall provide all necessary information (except pricing information) regarding customers and contracts to Buyer to assist in Buyer's determination of whether to enter into new contracts.

     8.8 ASSIGNMENT OF TRADEMARKS. At or prior to Closing, Buyer shall prepare and Seller shall execute such assignment documents as Buyer may reasonably request in order to record the assignment of the Trademarks. The responsibility and expense of preparing and filing such documents and any actions required ancillary thereto, shall be borne solely by Buyer.

     8.9 TRANSFER OF REGISTRATIONS. At Closing, Buyer and Seller shall execute such documents as Buyer may reasonably request in order to transfer the Registrations. Buyer shall pay any user fees associated with any Product that accrue after Closing, including user fees that accrue prior to transfer of such Registrations.

     8.10 ACCESS TO INFORMATION. Buyer and Seller will, upon reasonable prior notice, make available to the other party such information or records relating to the Assets which is in its possession after Closing, to the extent reasonably required for the purpose of assisting the other party in the preparation of tax returns relating to the Assets, and prosecuting or defending or preparing for the prosecution or defense of any action, suit, claim, complaint, proceeding or investigation at any time brought by or pending against Seller or Buyer relating to the Assets , other than in the case of litigation between the parties hereto, such information or records (or copies thereof) in their possession after Closing (except if such information or records are protected by the attorney-client privilege and the provision thereof would destroy such privilege). Buyer and Seller shall also provide each other with periodic drug safety updates and other information related to the Products, as more specifically set forth in
Schedule 8.10 for so long as each party continues to manufacture and sell products containing the Active Ingredient.

     8.11 CONFIDENTIALITY AGREEMENT. The parties agree that a certain agreement dated March 20, 1995 between Seller and Buyer (the "Confidentiality Agreement"), shall survive either termination of this Agreement or Closing as an independent agreement; provided, however, that upon Closing, the restrictions on use and the confidentiality obligations set forth in the Confidentiality Agreement shall no longer be in effect with respect to the use or disclosure by Buyer of evaluation materials relating to the Assets unless Seller notifies Buyer in writing regarding specific materials to be held in confidence.

     8.12 PRESS RELEASES. Neither the Seller nor the Buyer, nor any Affiliate thereof, will issue or cause publication of any press release or other announcement or public communication with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other party, which consent will not be unreasonably withheld or delayed.

     8.13  GOVERNMENT FILINGS.

           8.13.1 Within three (3) business days after the Effective Date, Buyer will, and Seller will, or will cause the ultimate parent entity of Seller to, make such filings, together with a request for early termination, as may be required by the HSR Act with respect to the consummation of the transactions contemplated by this Agreement. Thereafter, Buyer will, and Seller will, or will cause the ultimate parent entity of Seller to, each file or cause to be filed as promptly as practicable with the FTC and the DOJ any supplemental information that may be requested pursuant to the HSR Act. All such filings will comply in all material respects with the requirements of the HSR Act.

     8.14 REBATES. Seller or its Affiliates shall be responsible for any rebate payments with respect to the Products, whether by agreements, government mandate or otherwise, for all Products dispensed prior to the Closing Date and for a period of thirty (30) days thereafter, and Buyer shall be responsible for any rebate payments with respect to the Products, whether by agreements, government mandate or otherwise, for all Products dispensed on or after thirty
(30) days following the Closing Date. With respect to Products dispensed during the calendar quarter in which Closing occurs, Seller shall be responsible for making such rebate payments, but the amount of such payments shall be prorated between Buyer and Seller based on the number of days remaining in said quarter as of thirty (30) days following the Closing Date, or the end of that calendar quarter, whichever is earlier. If Seller or an Affiliate makes payment of rebates in its own name due to governmental requirements pertaining to Products for which Buyer is responsible, Buyer will reimburse Seller or its Affiliate such amount within thirty (30) days following the date Seller or its Affiliate notifies Buyer that Seller or its Affiliate has made such payments. Following termination of the contracts with respect to the Products, as set forth in
Section 8.7 above, neither party shall be responsible for any rebate payments for Products dispensed after such termination unless such party has entered into a written agreement with the customer which is requesting the rebate payment.

           With regard to Medicaid rebates, each party shall be responsible to process and pay rebate payments for any Products sold under its respective NDC code number. In the event the Closing Date occurs in the middle of a calendar quarter, the parties agree to cooperate with each other to facilitate the timely filing of any necessary government filings.

     8.15 CONTRACT CHARGEBACKS. As of the Closing Date, Seller or its Affiliates shall notify all parties with purchase contracts covering the Products that said contract will terminate as to the Products in accordance with its terms. Seller shall be responsible for all costs and expenses with respect to claims under contract chargebacks for the Products for chargeback requests for Product with an invoice date prior to Closing or during a period of sixty (60) days following Closing.


     8.16 RETURNS. Following the Closing Date, Seller shall be responsible for the cost and proper handling of all returns in connection with Products sold under Seller's NDC code, and Buyer shall be responsible for the cost and proper handling of all returns in connection with Products sold under Buyer's NDC code.

     8.17 COOPERATION. Prior to the Closing Date, the parties agree to each designate a key contact person or persons to work out further details and procedures as the need may arise for each subsection in Article 8. These contact persons shall be guided by the principles in Article 8, and the parties agree to good faith cooperation in order to facilitate the respective Covenants set forth in Article 8.


9.   CONDITIONS PRECEDENT TO CLOSING

     9.1 CONDITIONS TO OBLIGATION OF BUYER. Conditions to Obligation of Buyer. The obligations of Buyer under this Agreement to complete the transactions contemplated hereby are subject to the satisfaction on or prior to the Closing Date of the following conditions (all or any of which may be waived in whole or in part by Buyer):

           9.1.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties made by Seller in this Agreement shall have been true and correct in all material respects as of the Closing Date, except for representations and warranties made as of a specified date, which will be true and correct in all respects as of the specified date.

           9.1.2 PERFORMANCE. Seller shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be so performed or complied with by it prior to or at Closing.

           9.1.3 THIRD PARTY APPROVALS. All governmental approvals and any other consents or approvals of third parties necessary for Seller to execute and deliver this Agreement and perform its obligations hereunder shall have been obtained and, in the case of any regulatory approval (including under the HSR
Act), all notice and waiting periods with respect thereto shall have expired or terminated and all conditions contained in any such approval required to be satisfied prior to consummation of the transactions contemplated hereby shall have been satisfied, and Seller shall have delivered to Buyer copies or other evidence of such approvals.

           9.1.4 NO ADVERSE CHANGE. During the period from the Effective Date to the Closing Date there shall not have occurred or been discovered, and there shall not exist on the Closing Date except for that which has been otherwise disclosed elsewhere in this Agreement or in the Disclosure Schedule, or in the Memorandum of Sale, any condition or fact that would have a Material Adverse Effect.

           9.1.5 OFFICER'S CERTIFICATE. Seller shall have delivered to Buyer a certificate, dated the Closing Date and executed by an officer of Seller, certifying to the fulfillment of all conditions set forth in this Section 9.1.

           9.1.6 CERTIFICATE OF GOOD STANDING. Seller shall have delivered to Buyer a certificate of good standing for Seller issued by the State of Delaware dated within two (2) business days prior to the Closing Date ("Seller Certificate of Good Standing").

           9.1.7 LITIGATION. No investigation, suit, action, or other proceeding shall be threatened or pending before any court or governmental agency that seeks the restraint, prohibition, damages, or other relief in connection with this Agreement or the consummation of the transactions contemplated by this Agreement unless such action would not have a Material Adverse Effect.

           9.1.8 DELIVERY OF OTHER DOCUMENTS. Buyer shall have received (a) if authorization and approval of the Board of Directors of Seller is required, a certified copy of the resolutions of the Board of Directors of Seller, in effect as of the Closing Date, authorizing and approving the execution, delivery and performance by Seller of this Agreement and (b) such additional documents evidencing or certifying satisfaction of the conditions specified in this
Section 9.1 as reasonably may be requested by Buyer.

           9.1.9 PROCEEDINGS AND INSTRUMENTS SATISFACTORY. All proceedings, corporate or other, to be taken in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Buyer and Buyer's counsel, and Seller shall have made available to Buyer for examination the originals or true and correct copies of all documents which Buyer may reasonably request in connection with the transactions contemplated by this Agreement.

           9.1.10 MANUFACTURE OF BATCH. Patheon must produce one standard commercial-size batch (2,000 liters) of Nasarel meeting all required specifications set forth in the Registrations.

           9.1.11 AUDIT OF MANUFACTURING FACILITY. After manufacture of the batch referred to in Section 9.1.10, Buyer shall have conducted a good manufacturing practice/quality assurance audit of the Patheon manufacturing facility and Patheon shall have adhered to all relevant cGMP's as set forth in the audit schedule attached hereto as Schedule 9.1.11 (the "Audit Schedule") and shall have provided, if requested by Buyer, acceptable information as set forth in the Audit Schedule.

           9.1.12 DEVELOPMENT OF FDA ACTIVITIES PLAN. Buyer and Seller shall have developed a workplan, pursuant to which the work required to bring all specifications and release testing for the Products (including issues related to degradation products) into compliance with FDA's request that this testing be brought "in line with the division standards for nasal sprays" (Reference FDA letters of September 30, 1995 and July 24, 1996 from Dr.

Poochikian). Such workplan shall be as set forth in attached Schedule 9.1.12, which schedule shall be finalized and attached to this Agreement after the Effective Date but prior to Closing.

           9.1.13 REGISTRATION OF MANUFACTURING SITES. Seller shall have notified the FDA of the previous transfer by Seller to Oread and Patheon of manufacturing responsibilities with respect to the Products, and shall have provided copies of necessary site registrations, updated the NDA's and drug listings, and obtained approvals to such transfer, if required by FDA.

     9.2 CONDITIONS TO OBLIGATIONS OF SELLER. The obligations of Seller under this Agreement to complete the transactions contemplated hereby at Closing are subject to the satisfaction on or prior to the Closing Date of the following conditions (all or any of which may be waived in whole or in part by Seller):

           9.2.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties made by Buyer in this Agreement shall have been true and correct in all material respects as of the Closing Date, except for representations and warranties made as of a specified date, which will be true and correct in all respects as of the specified date.

           9.2.2 PERFORMANCE. Buyer shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be so performed or complied with by it prior to or at Closing.

           9.2.3 THIRD PARTY APPROVALS . All governmental approvals and any other consents or approvals of third parties necessary for Buyer to execute and deliver this Agreement and perform its obligations hereunder shall have been obtained and, in the case of any regulatory approval (including under the HSR
Act), all notice and waiting periods with respect thereto shall have expired or terminated and all conditions contained in any such approval required to be satisfied prior to consummation of the transactions contemplated hereby shall have been satisfied, and Buyer shall have delivered to Seller copies or other evidence of such approvals.

           9.2.4 OFFICER'S CERTIFICATE. Buyer shall have delivered to Seller a certificate, dated the date of Closing and executed by an officer of Buyer, certifying to the fulfillment of all conditions specified in this Section 9.2.

           9.2.5 CERTIFICATE OF GOOD STANDING. Buyer shall have delivered to Seller a certificate of good standing for Buyer issued by the State of California dated within two (2) business days prior to the Closing Date ("Buyer Certificate of Good Standing").

           9.2.6 LITIGATION. No investigation, suit, action, or other proceeding shall be threatened or pending before any court or governmental agency that seeks the restraint, prohibition, damages, or other relief in connection with this Agreement or the consummation of the transactions contemplated by this Agreement unless such action would not have a Material Adverse Effect.

           9.2.7 DELIVERY OF OTHER DOCUMENTS. Seller shall have received (a) a certified copy of the resolutions of the Board of Directors of Buyer, in effect as of the Closing Date, authorizing and approving the execution, delivery and performance by Buyer of this Agreement and (b) such additional documents evidencing or certifying satisfaction of the conditions specified in this
Section 9.2 as reasonably may be requested by Seller.

           9.2.8   PROCEEDINGS AND INSTRUMENTS SATISFACTORY.     Proceedings and
Instruments Satisfactory. All proceedings, corporate or other, to be taken in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Seller and Seller's counsel, and Buyer shall have made available to Seller for examination the originals or true and correct copies of all documents which Seller may reasonably request in connection with the transactions contemplated by this Agreement.

     9.3 OTHER CONDITIONS. In addition to the conditions set forth in Sections 9.1 and 9.2 above, the obligations of the parties to be performed at the Closing are subject to the satisfaction on or prior to the Closing Date of the following conditions:

           9.3.1 INVENTORY STATEMENT. Seller and Buyer shall have agreed upon and delivered the Inventory Statement described in Section 2.4 and Article 3 above, which shall detail the Closing Inventory and any additional Inventory.

           9.3.2 MANUFACTURING AGREEMENTS. Seller and Buyer, or their Affiliates, shall have executed the Syntex Supply Agreement and Buyer shall have consented to an assignment of contract rights and obligations of the Patheon Agreement.

           9.3.3 ACTIVE INGREDIENT SUPPLY AGREEMENT. Buyer and Syntex Pharmaceuticals International Limited shall have executed the SPIL Supply Agreement.

           9.3.4 TRANSITION SERVICES AGREEMENT. Seller and Buyer, or their Affiliates, shall have executed the Transition Services Agreement.

           9.3.5 SPIL ASSET PURCHASE AGREEMENT. Buyer and Seller shall have executed the SPIL Asset Purchase Agreement.


10.  THE CLOSING

     10.1 THE CLOSING. Subject to the satisfaction of all of the conditions to each party's obligations set forth in Article 9 hereof (or, with respect to any condition not satisfied, the waiver in writing thereof by the party or parties for whose benefit the condition exists), the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at 9:00 a.m. (local time) as soon as possible following the expiration or termination of all required waiting periods under the HSR Act (the "Closing Date") at the offices of Seller or its

Affiliate or at such other time, date and place as the parties hereto may agree in writing. The transfer of the Assets shall be deemed to have occurred as of the Closing Time.

     10.2 DELIVERIES BY SELLER. At Closing, Seller shall deliver to Buyer in form reasonably satisfactory to Buyer, each properly executed and dated as of the Closing Date, where appropriate:

           10.2.1  A general conveyance of the Assets;

           10.2.2  Seller Certificate of Good Standing;

           10.2.3 Secretary's Certificate certifying that the Board of Directors of Seller has authorized this Agreement;

           10.2.4  Officer's Certificate described in Section 9.1.5;

           10.2.5 the statement of the quantity and location of inventory described in Section 2.4;

           10.2.6  completed disclosure schedules required hereunder;

           10.2.7  the SPIL Supply Agreement;

           10.2.8 the Syntex Supply Agreement and the consent to the assignment of the Patheon Agreement;

           10.2.9  the Transition Services Agreement;

           10.2.10 a receipt for the Initial Purchase Price;

           10.2.11 the NDA's including all correspondence with FDA related to the Products;

           10.2.12 transfer of ownership letters to FDA;

           10.2.13 access letter to the drug master file for the Active Ingredient; and

           10.2.14  the SPIL Asset Purchase Agreement.

     10.3 DELIVERIES BY BUYER. At Closing, Buyer shall deliver or cause to be delivered to Seller:

           10.3.1  The Initial Purchase Price payable in accordance with
Article 3;

           10.3.2  Buyer Certificate of Good Standing;

           10.3.3 Secretary's Certificate certifying that the Board of Directors of Buyer has authorized this Agreement.

           10.3.4  Officer's Certificate described in Section 9.2.4;

           10.3.5  the SPIL Supply Agreement and SPIL Asset Purchase Agreement;

           10.3.6 the Syntex Supply Agreement with Seller and the consent to the assignment of the Patheon Agreement; and

           10.3.7  the Transition Services Agreement;


11.  TERMINATION

     11.1 TERMINATION. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing Date:

           11.1.1  By the mutual written consent of Seller and Buyer;

           11.1.2 By either Seller or Buyer, if Closing shall not have occurred on or before May 30, 1997, unless such date has been extended by mutual agreement in writing;

           11.1.3 By either Seller or Buyer, if consummation of the transactions contemplated hereby shall violate any non-appealable final order, decree or judgment of any court or governmental agency having competent jurisdiction.

           11.1.4 By Buyer at Closing, if there has been a material failure of satisfaction of a condition to the obligations of Buyer that Buyer has not waived in writing;

           11.1.5 By Seller at Closing, if there has been a material failure of satisfaction of a condition to the obligations of Seller that Seller has not waived in writing;

           11.1.6  By Buyer pursuant to Section 6.3;


           11.1.7 By Seller or Buyer, if the SPIL Asset Purchase Agreement is terminated pursuant to its terms.

     11.2  EFFECT OF TERMINATION.  If this Agreement is terminated pursuant to
Section 11.1, all further obligations of Seller and Buyer under this Agreement shall terminate without further liability of Seller or Buyer except for (a) the obligations of the parties under the Confidentiality Agreement and (b) the obligations of Buyer and Seller under Sections 8.13, 14 and 15.2. Termination shall not constitute a waiver by any party of any claim it may have for damages caused by reason of a breach by the other party of a representation, warranty, covenant or agreement hereunder. Notwithstanding any statement to the contrary, in the event the Agreement is terminated for reasons other than Seller's material breach or material failure to satisfy a condition to Closing, Buyer shall promptly reimburse Seller for all costs incurred in the manufacture of Inventory or Samples specifically for this transaction.


12.  SURVIVAL; INDEMNIFICATION

     12.1  INDEMNIFICATION BY SELLER.  Subject to the limitations set forth in
Section 12.5 below, Seller shall indemnify Buyer and its Affiliates, and their directors, officers, employees and agents ("Buyer Indemnitees") against, and agrees to hold each of the Buyer Indemnitees harmless from, any and all damages, losses, liabilities, third party claims, and expenses (collectively, "Damages") (including, without limitation, reasonable expenses of investigation and attorneys' fees incurred or suffered by the Buyer Indemnitees arising out of (a) any inaccuracy in or breach of any representation or warranty made by Seller herein or (b) the manufacture, sale or distribution of Products by Seller or its Affiliates prior to Closing (collectively, "Buyer Indemnifiable Claims").

     12.2  INDEMNIFICATION BY BUYER.  Subject to the limitations set forth in
Section 12.5 below, Buyer shall indemnify Seller and its Affiliates, and their directors, officers, employees and agents ("Seller Indemnitees") against, and agrees to hold each of the Seller Indemnitees harmless from, any and all Damages (including without limitation, reasonable expenses of investigation and attorneys' fees incurred or suffered by the Seller Indemnitees arising out of
(a) any inaccuracy in or breach of any representation or warranty made by Buyer herein or (b) the manufacture, sale or distribution of Products by Buyer or its Affiliates after Closing (collectively "Seller Indemnifiable Claims").

     12.3  NOTICE.  A party seeking indemnification pursuant to Section 12.1 or
12.2 above (an "Indemnified Party") shall give prompt notice to the party from whom such indemnification is sought (the "Indemnifying Party") of the assertion of any claim, or the commencement of any action, suit or proceeding, in respect of which indemnity is or may be sought hereunder (whether or not the limits set forth in Section 12.5 have been exceeded) and will give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request, but no failure to give such notice shall relieve the Indemnifying Party of any liability hereunder except to the extent the Indemnifying Party has suffered actual prejudice thereby.

     12.4 PARTICIPATION IN DEFENSE. The Indemnifying Party may, at its expense, participate in or assume the defense of any such action, suit or proceeding involving a third party. In such case the Indemnified Party shall have the right (but not the duty) to participate in the defense thereof, and to retain counsel, at its own expense, separate from counsel retained by the Indemnifying Party in any such action and to participate in the defense thereof. The Indemnifying Party shall be liable for the fees and expenses of no more than one firm retained as counsel by the Indemnified Party if the Indemnifying Party has not assumed the defense thereof. Whether or not the Indemnifying Party chooses to defend or prosecute any third party claim, the parties shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony as may be reasonably requested in connection therewith. In no event shall any third party claim be settled by the Indemnified Party without the prior written consent of the Indemnifying Party.

     12.5 LIMITATIONS ON INDEMNITY. Notwithstanding anything to the contrary set forth elsewhere herein:

           12.5.1. Neither the Buyer Indemnitees or the Seller Indemnitees shall be entitled to indemnification hereunder unless the Indemnified Party transmits written notice of a claim for indemnification to (a) for claims under Section 12.1(a) or 12.2(a), as the case may be, no later than one (1) year following Closing and (b) for claims under Section 12.1(b) or 12.2(b), as the case may be, no later than two (2) years following Closing.

           12.5.2 Neither the Buyer Indemnitees nor the Seller Indemnitees shall be entitled to indemnification hereunder with respect to any Buyer Indemnifiable Claim or Seller Indemnifiable Claim, as the case may be, unless and until the aggregate amount of Damages incurred or suffered by such Indemnitees with respect to all Indemnifiable Claims exceed Five Hundred Thousand Dollars ($500,000).

           12.5.3 In no event shall Seller or Buyer be liable to provide indemnification under this Article 12 (a) in an aggregate amount in excess of Four Million Dollars ($4,000,000) for, as the case may be, Buyer Indemnifiable Claims under Section 12.1(a) above or Seller Indemnifiable Claims under Section 12.2(a) or above or (b) in an aggregate amount in excess of Three Million Dollars ($3,000,000) for, as the case may be, Buyer Indemnifiable Claims under
Section 12.1(b) above or Seller Indemnifiable Claims under Section 12.2(b) above.

     12.6 NO SPECIAL DAMAGES. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY LOST PROFITS OR PUNITIVE, SPECIAL, INCIDENTAL, INDIRECT OR CONSEQUENTIAL DAMAGES, EXCEPT THAT THE FOREGOING LIMITATION SHALL NOT APPLY TO ANY LOST PROFITS OR PUNITIVE DAMAGES THAT MAY BE AWARDED TO A THIRD PARTY AND FOR WHICH A PARTY OTHERWISE IS LIABLE TO PROVIDE INDEMNIFICATION UNDER THIS
ARTICLE 12.

     12.7 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of each of Buyer and Seller under this Agreement shall survive for a period of one (1) year following Closing, except for Section 5.7, which shall survive for a period of two (2) years following Closing.

     12.8 SOLE AND EXCLUSIVE REMEDY. The right of an Indemnified Party to seek indemnification under this Article 12 shall be the sole and exclusive remedy of the Indemnified Party against the Indemnifying Party in the event of any Damages incurred or suffered by such Indemnified Party arising out of any inaccuracy in or breach of any representation or warranty made by Seller or Buyer, as the case may be, herein or the manufacture, sale or distribution of Products, as the case may be, prior to or following Closing.


13.  NOTICES

     Any notice required or permitted to be given hereunder shall be deemed sufficient if sent by United States mail or overnight courier, or delivered by hand to Seller or Buyer at the respective addresses set forth below or at such other address as either party hereto may designate. If delivered by overnight courier, notice shall be deemed given when it has been signed for. If delivered by hand, notice shall be deemed given when received. If delivered by U.S. Mail, notice shall be deemed given five (5) business days following the postmark date.

     if to Buyer, to:

           Dura Pharmaceuticals, Inc.
           5880 Pacific Center Blvd.
           San Diego, California  92121
           Attn:  President
           With a copy to General Counsel


     if to Seller, to:

           Syntex (U.S.A.) Inc.
           3401 Hillview Avenue
           Palo Alto, California 94304 USA
           Attention:  President
           with a copy to: Syntex Legal Dept.

     with a copy to:

           Hoffmann-La Roche, Inc.
           340 Kingsland Street
           Nutley, New Jersey  07110
           Attn:  General Counsel


14.  GOVERNING LAW

     The performance and the interpretation of this Agreement shall be governed by the laws of the State of California, without giving effect to its choice or conflict of law rules or principles. The parties hereby agree that jurisdiction over any litigation arising out of the within Agreement shall reside exclusively in the State or Federal Courts of the State of California.

15.  ADDITIONAL TERMS

     15.1 BROKERS. Buyer represents to Seller that it has not employed any investment banker, broker, finder or intermediary in connection with the transactions contemplated hereby who might be entitled to a fee or any commission from Seller upon consummation of the transactions contemplated hereby. Seller represents to Buyer that it has not employed any such Person in such connection who might be entitled to a fee or any commission from Buyer upon consummation of the transactions contemplated hereby.

     15.2 EXPENSES. Except as otherwise expressly provided in this Agreement, all legal, accounting and other costs and expenses incurred in connection herewith and the transactions contemplated hereby shall be paid by the party incurring such expenses.

     15.3 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns; provided that this Agreement may not be assigned by any party without the prior written consent of the other party other than in connection with the reincorporation of such party in another jurisdiction.

     15.4 EXHIBITS AND SCHEDULES. The Exhibits and Schedules attached to this Agreement and the principles and conditions incorporated in such Exhibits and Schedules shall be deemed integral parts of this Agreement and all references in this Agreement to this Agreement shall encompass such Exhibits and Schedules and the principles and conditions incorporated in such Exhibits and Schedules.

     15.5 ENTIRE AGREEMENT. This Agreement, the exhibits hereto, the Disclosure Schedule (including Disclosure Supplements, if any) and the Confidentiality Agreement embody the entire agreement of the parties hereto with respect to the subject matter hereof and supersede and replace all previous negotiations, understandings, representations, writings, and contract provisions and rights relating to the subject matter hereof.

     15.6 AMENDMENTS; NO WAIVER. No provision of this Agreement may be amended, revoked or waived except by a writing signed and delivered by an authorized officer of each party. No failure or delay on the part of either party in exercising any right hereunder will operate as a waiver of, or impair, any such right. No single or partial exercise of any such right will preclude any other or further exercise thereof or the exercise of any other right. No waiver of any such right will be deemed a waiver of any other right hereunder.

     15.7 COUNTERPARTS. This Agreement may be executed in one or more counterparts all of which shall together constitute one and the same instrument and shall become effective when a counterpart has been signed by Buyer and delivered to Seller and a counterpart has been signed by Seller and delivered to Buyer.

     15.8 SEVERABILITY. The parties agree that (a) the provisions of this Agreement shall be severable and (b) in the event that any of the provisions hereof are held by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, (i) such invalid, void or otherwise unenforceable provisions shall be automatically replaced by other provisions that are as similar as possible in terms to such invalid, void or otherwise unenforceable provisions but are valid and enforceable and (ii) the remaining provisions shall remain enforceable to the fullest extent permitted by law, provided that the rights and interests of the parties hereto shall not be materially affected.

     15.9 CAPTIONS. Captions herein are inserted for convenience of reference only and shall be ignored in the construction or interpretation of this Agreement. Unless the context requires otherwise, all references herein to Articles and Sections are to the articles and sections of this Agreement.

     IN WITNESS WHEREOF, this Agreement has been signed by duly authorized representatives of each of the parties hereto as of the date first above written.


SYNTEX (U.S.A.) INC.                    DURA PHARMACEUTICALS, INC.


By:   /s/ David R. Austin               By:   /s/ Cam L. Garner
      Vice President                          Chairman, President & CEO

Date: 3/27/97                           Date: 3/27/97

                 LIST OF SCHEDULES TO SYNTEX ASSET PURCHASE AGREEMENT
                 ----------------------------------------------------

Number            Description
------            -----------

2.1                Trademarks

2.2                Registrations

2.4.1              Inventory Statement

2.5.1              Trademark Agreements

2.7                Data Bank Documents

4                  Seller's Disclosure

5                  Buyer Disclosure Schedule

6.1                Conduct of Business

6.7                Manufacture of Nasarel Samples

8.10               Medical Safety Cooperation and Reporting Obligations

9.1.11             Audit Schedule

9.1.12             Workplan for Specifications and Methods